           As filed with the Securities and Exchange Commission on July __, 1996
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                   ----------
                                    Form S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                   ----------
                           BOSTON LIFE SCIENCES, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                     87-0277826
  (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                    Identification No.)


                               33 Newbury Street
                                   Suite 300
                          Boston, Massachusetts 02116
                                 (617) 425-0200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                S. David Hillson
                     President and Chief Executive Officer
                           Boston Life Sciences, Inc.
                               33 Newbury Street
                                   Suite 300
                          Boston, Massachusetts 02116
                                 (617) 425-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   ----------
                                   Copies to:
                             Raymond D. Agran, Esq.
                       Ballard Spahr Andrews & Ingersoll
                         1735 Market Street, 51st Floor
                            Philadelphia, PA  19103
                                 (215) 665-8500

 Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]
 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        Calculation of Registration Fee
================================================================================
                                         Proposed
                                          maximum      Proposed
                               Amount    offering      maximum       Amount of
  Title of each class of       to be       price      aggregate     registration
securities to be registered  registered  per unit   offering price      fee
- --------------------------------------------------------------------------------
Common Stock, $.01 par       10,226,400      $1.00  $10,226,400.00     $3,526.37
 value (1)(3)
- --------------------------------------------------------------------------------
Warrant to purchase one         599,770      -----           -----         -----
 share of Boston Life
 Sciences, Inc., par value
 $.01 per share (3)
- --------------------------------------------------------------------------------
Common Stock, $.01 par          599,770      $1.00  $   599,770.00     $  206.82
 value (1)(2)(3)
- --------------------------------------------------------------------------------
   Total Registration Fee                                              $3,733.19
================================================================================

(1) Based on the average of the reported high and low sales prices of the Common Stock as reported on The Nasdaq SmallCap Market of the Nasdaq Stock Market, Inc. on July 22, 1996, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g).
(2) Represents the maximum number of shares of Common Stock which are issuable upon the exercise of the Warrants.
(3) Pursuant to Rule 416, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the Common Stock and Warrants, including the securities comprising a portion thereof.

                              ____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                              ____________________

     This Registration Statement is filed pursuant to Rule 429 under the Securities Act of 1933 and relates to the Registrant's Registration Statement on Form S-3 (File No. 333-2730) which was filed and declared effective on May 10, 1996.
================================================================================

                   SUBJECT TO COMPLETION, DATED JULY __, 1996


     PROSPECTUS


                               10,826,170 Shares

                           Boston Life Sciences, Inc.

                           Common Stock and Warrants

                              ____________________


     The securities offered hereby consist of (i) 10,826,170 shares of common stock, $.01 par value per share (the "Common Stock"), and (ii) 599,770 warrants (the "Warrants"), each of which entitles the holder thereof to purchase one share of Common Stock of Boston Life Sciences, Inc., a Delaware corporation ("BLSI" or the "Company"), which are owned by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders") (the Common Stock and Warrants offered hereby are collectively referred to as the "Securities"). All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder. The Company will not receive any of the proceeds from the sale of the Securities by the Selling Stockholders.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Securities covered by this Prospectus, but it is anticipated that the Securities will be sold from time to time primarily in transactions (which may include block transactions) on The Nasdaq SmallCap Market of the Nasdaq Stock Market, Inc. (the "Nasdaq SmallCap Market") at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Securities may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "BLSI." The Warrants are traded on the Nasdaq Smallcap Market under the symbol "BLSI-W." On July 22, 1996, the last reported closing price of the Common Stock was $1.03 per share.

                              ____________________


     An investment in the Common Stock and Warrants offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 5 of this Prospectus.

                              ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

                 The date of this Prospectus is July __, 1996.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since that date.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained form the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports and proxy statements concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-6533) with the Commission are incorporated hereby by reference:

          (a) Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 1994.

          (b) Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 1995.

          (c)  Quarterly Report on Form 10-Q for the quarter ended March 31,
               1996.

          (d)  Current Report on Form 8-K filed June 26, 1996.

          (e)  Current Report on Form 8-K filed July 9, 1996.

          (f)  Current Report on Form 8-K filed July 19, 1996.

          (g)  Report on Form 10-C filed July 8, 1996.

          (h) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such reports or documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Upon request, the Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to Marc E. Lanser, M.D., Executive Vice President and Chief Scientific Officer, 33 Newbury Street, Suite 300, Boston, Massachusetts 02116, telephone number (617) 425-0200.

                                  THE COMPANY


     Boston Life Sciences, Inc. ("BLSI" or the "Company") is the result of a merger (the "Merger") between BLSI and Greenwich Pharmaceuticals Incorporated ("Greenwich"). The Merger took place on June 15, 1995 and resulted in a publicly traded company managed by the Board of Directors and management of Boston Life Sciences, Inc. ("Old BLSI"), the company existing prior to the Merger.

     BLSI is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic products to treat chronic debilitating diseases, such as cancer, Parkinson's Disease, central nervous system (CNS) disorders and autoimmune diseases. With the exception of the technologies originating with Greenwich, all of BLSI's technologies currently under development were invented or discovered by researchers working at Harvard University and/or its affiliated hospitals ("Harvard and its Affiliates"). In addition, as a result of the Merger, BLSI in the case of THERAFECTIN(R) amiprilose HC1 ("THERAFECTIN"), a product that had previously been pursued by Greenwich, commenced a Phase III trial in the second quarter of 1996.

     CORPORATE STRATEGY

     The Company intends to (i) fund the early development of its compounds in preclinical development and (ii) enter into corporate partnering arrangements with established pharmaceutical or biotechnology companies to support the continued development of BLSI's compounds and potential marketing of any products following government approvals. Additionally, BLSI does not currently own any laboratory or manufacturing facilities and intends to contract out for such services.

     With the addition of Greenwich's carbohydrate technologies acquired in the Merger, BLSI will also be formulating a strategy to address the potential future requirements of THERAFECTIN with the ultimate objective of obtaining U.S. Food and Drug Administration (FDA) approval. See "Products Under Development and Research Programs -- Compounds Approved for Clinical Development." There can be no assurances, however, that the implementation of any strategy would ultimately result in the approval of THERAFECTIN by the FDA.

     STRATEGIC ALLIANCES

     In June 1995, BLSI entered into a research and development collaboration agreement with Zeneca Pharmaceuticals, Ltd. ("Zeneca") for all indications, on a worldwide basis, of BLSI's MHC Class II Inhibition technology. The collaboration calls for Zeneca to fund approximately the first two years of research and for BLSI to receive payments from Zeneca as lead compounds reach traditional clinical development milestones. In addition, BLSI will receive royalties payable on the sale of any products originating from the collaboration.

     BLSI is also a party to collaborations for THERAFECTIN with Irotec Laboratories of Cork, Ireland ("Irotec") to market amiprilose HCl in the territories of the Republic of Ireland and the Netherlands. Unless BLSI obtains marketing approval for THERAFECTIN in the United States and Irotec obtains marketing approval of amiprilose HCl in its regions, the future milestone payments from Irotec will not be received.

     PRODUCTS UNDER DEVELOPMENT AND RESEARCH PROGRAMS

          Compounds Approved for Clinical Development

     THERAFECTIN. The Company commenced a Phase III clinical trial for THERAFECTIN in the second quarter of 1996. THERAFECTIN previously formed the foundation of Greenwich's drug development efforts. Early work on THERAFECTIN revealed potent pharmacologic effects, e.g. enhancement of killing and clearance of intracellular pathogens (including bacteria, fungi, viruses, parasites) and anti-tumor activity. Further work supported the immunostimulatory effects of THERAFECTIN. As the significant anti-inflammatory effects of other known immunostimulants (levamisole and muramyl dipeptide) were well documented, investigations of the potential anti-inflammatory activity of THERAFECTIN were initiated.

     Since the Merger, the Company has actively been engaged in a review of the THERAFECTIN preclinical and clinical data, including the IND and NDA filings made with FDA, correspondence between Greenwich and FDA, and the transcripts of the Arthritis Advisory Committee meetings. The Company has sought input from outside independent regulatory affairs consultants and reviewed the preclinical and clinical data with certain of Greenwich's scientific and regulatory affairs personnel. Based on its analysis, the Company concluded that there was sufficient evidence of therapeutic efficacy and that further investigation of the clinical development of THERAFECTIN was warranted. To this end, the Company has assembled a panel comprised of expert academic clinical rheumatologists and enlisted the aid of medical, regulatory, and statistical consultants to assist BLSI in formulating a clinical strategy for THERAFECTIN. The Company held a consensus meeting with the entire panel and its consultants to discuss such strategy (including potential protocols for any possible additional clinical study) for THERAFECTIN. In November, the Company submitted to FDA a draft protocol for a proposed Phase III study of THERAFECTIN. The draft protocol is for a double-blind, placebo-controlled, multi-center study similar to a successful Phase III study (RA-9) previously performed by
     Greenwich.   The Company has met with FDA to discuss the protocol and the double blind study commenced in the second quarter of 1996.

     ALTROPANE (Parkinson's Disease-Diagnostic Agent). BLSI is developing a nuclear medicine imaging agent, Altropane, that it believes will be useful in the early diagnosis of Parkinson's Disease at its early stages, prior to the onset of specific symptoms. Since administration of currently available therapies in the early stages of Parkinson's Disease may delay the progression of the disease, early definitive diagnosis may be of substantial benefit. ALTROPANE recently completed Phase I/II clinical testing under a physician-sponsored IND with encouraging results which indicate that Altropane is a safe, accurate and convenient agent to image the dopamine transporter system in the brain. Results from this study showed that the use of Altropane together with SPECT brain scanning demonstrated a greater than 70% loss of dopamine transporters in patients with mild clinical disease, while patients with more severe disease were shown to have had an even greater loss. In one patient in whom the diagnosis of Parkinson's Disease was in dispute, physicians in the study using Altropane demonstrated that the patient did not in fact have Parkinson's Disease.

          Preclinical Development Programs

     CDI (Cartilage-Derived Inhibitor). BLSI is developing a factor derived from cartilage called CDI, which inhibits new blood vessel formation. Angiogenesis (new blood vessel formation) plays a role in the growth and spread of solid tumors throughout the body because cancerous tumors require new blood vessels in order to grow and metastasize. The Company's collaborating scientists have isolated and cloned CDI, and the Company commenced large-scale animal testing in the second quarter of 1996. BLSI plans to develop CDI for the treatment of solid tumors and other diseases of neovascularization, including rheumatoid arthritis and numerous eye diseases.

     Autoimmune Diseases (Inhibition of the Expression of MHC Molecules). Autoimmune diseases are characterized by the production of antibodies directed against the body's own tissues, and the consequent destruction of those tissues by the body's immune cells. Central to the pathogenesis of these diseases is the expression of MHC (Major Histocompatibility Complex) class II DR molecules on the surface of antigen-presenting cells that are found within the tissues that are attacked in autoimmune disease. The Company is developing a means to specifically inhibit MHC DR expression. Inhibition of DR expression might provide a specific treatment for autoimmune diseases, and because of its specificity, this treatment might be relatively free of side effects. In June 1995, BLSI entered into a research and development collaboration agreement with Zeneca for all indications, on a worldwide basis, of BLSI's MHC Class II Inhibition technology. See "The Company -- Strategic Alliances."

     C-MAF. The Company recently obtained an exclusive worldwide license to a patent application concerning a recently-discovered transcription factor called C-MAF. C-MAF has been shown, in preclinical in vitro tests, to regulate the switching of T helper 1 (Th1) cells into T helper 2 (Th2) cells. The ability to switch Th1 cells into Th2 cells (and vice versa) may be significant in the treatment of autoimmune diseases and allergies. C-MAF was discovered by a team of scientists led by Professor Laurie H. Glimcher at Harvard University, and this factor and its uses for treatment of such diseases have been exclusively licensed by Harvard to the Company.

     Cancer (Tumor Targeting). Monoclonal antibodies (MAbs) have high specificity and high affinity and/or avidity for their antigens. Because of this, MAbs have been considered particularly attractive as selective carriers of diagnostic and therapeutic products. Recently, problems such as low per cent maximum injected dose per gram of target tissue and slow clearance and nonuniform distribution within tumors have led many to question the future of MAbs in radioimmunodiagnosis and radioimmunotherapy. There is thus a need for new methods for directing therapeutic molecules to tumors that do not rely upon strict structural integrity of all MAb molecules used, and could insure delivery of sufficient doses of radiotherapy to tumors without harming normal tissues. The Company is presently developing such a system to target radiotherapy to solid tumors. This system is comprised of sequential specific binding pairs of reagents that are injected in such a manner that the binding between functional groups is specific and the results are maximally amplified.

     Central Nervous System (Axogenesis Factor 1). Axogenesis Factor 1 (AF-1) is a recently discovered nerve growth factor that has the unique characteristic of being the only factor identified so far that promotes axon outgrowth from central nervous system (CNS) cells (i.e. CNS regeneration). This property is significant, since the zone of partial injury surrounding the central necrotic zone of a stroke contains live but damaged nerve cells that have lost their axons. AF-1 would therefore potentially salvage these partially injured cells, resulting in some recovery of function. The same phenomena occurs in brain injury and in spinal cord trauma. The Company hopes that AF-1 could provide the first truly "regenerative" treatment for these conditions. Since the discovery of AF-1 over one year ago, AF-1 has been purified and amino acid composition has been obtained. AF-1 is a peptide having 5 amino acids, which could make it relatively simple to manufacture. Following amino acid sequencing of AF-1, the Company believes that quantities sufficient for in vitro and in vivo testing could be made without difficulty and at a reasonable price. This material will then be tested in an animal model of spinal cord injury and stroke. If the animal models are successful, then reformulation to maximize crossing of the blood-brain barrier would have to be done prior to filing of an IND. The Company believes that an IND could be filed within three years, although there can be no assurance to that effect.

          Parkinson's Disease Therapy

     The Company's interest in developing novel therapeutic agents for Parkinson's Disease continues. However, based on recent insights into the structure-function relationship of the D1 receptor-dopamine interaction, the Company's emphasis has shifted toward the development of new molecules that have been designed to mimic dopamine's action on the D1 receptor. The Company has entertained inquiries from potential corporate partners, and intends to pursue this R&D effort if a corporate partnership is secured, although no agreements in principal with any such partner have been reached. In fact, there can be no assurances that a corporate partner will be secured or, if secured, that the partnership will be successful.

     CAPITAL INVESTMENT SINCE JANUARY 1, 1996

     Pursuant to Regulation D of the Act, in January and February 1996, the Company sold pursuant to certain subscription agreements approximately 240 units (each, a "Unit") for net proceeds to the Company of approximately $20.8 million. Each Unit consists of (i) 1,000 shares of Series A Convertible Preferred Stock, stated value $100 per share (the "Preferred Stock"), and (ii) warrants to purchase 25,000 shares of Common Stock at $.6708 per share at any time over a ten-year period. The Preferred Stock is initially convertible at any time at the option of the holder into shares of the Company's Common Stock pursuant to a ratio of 175.3771 shares of Common Stock for each share of Preferred Stock. This initial conversion ratio is subject to adjustment in February 1997 (the "Adjustment Date") if the fair market value on the Adjustment Date of the Company's Common Stock issuable upon conversion of one share of the Preferred Stock is less than $130.00.

     Pursuant to Regulation D of the Act, in June 1996, the Company sold pursuant to certain subscription agreements approximately 5,000,000 shares of Common Stock for net proceeds to the Company of approximately $5 million, in part to respond to the recent discovery and desire to develop C-Maf.

     The proceeds from the Regulation D offers described above are expected to be sufficient to fund the Company's current development programs at their present levels of expenditure through 1997.

     NAME CHANGE

     The Company was incorporated in Delaware in 1972 under the name Greenwich Pharmaceuticals Incorporated ("Greenwich") and, effective June 15, 1995 changed its name to Boston Life Sciences, Inc. Effective June 15, 1995, Old BLSI merged with and into Greenwich. The Company's principal executive offices are now located at 33 Newbury Street, Suite 300, Boston, Massachusetts, and its telephone number at that location is (617) 425-0200.

                                  RISK FACTORS

     In addition to the other information appearing elsewhere or incorporated by reference in this Prospectus, prospective investors should consider the following factors in evaluating the Company and its business before purchasing any of the Securities offered hereby.

     DEVELOPMENT STAGE

     Each of old BLSI and Greenwich prior to the Merger had net operating losses since their respective inceptions. Further, the Company has not generated revenues to date from product sales. Currently, the Company is expected to incur substantial additional operating losses for the foreseeable future. The Company's ability to achieve profitability will depend, among other things, on a combination of one or more of the following factors: the Company's ability to obtain significant additional financing; the Company's ability to obtain regulatory approvals for, and successfully complete the development and commercialization of, its product candidates, preclinical compounds and technologies; the time and cost of obtaining regulatory approvals for its products; the Company's ability to protect its proprietary rights, including its patent claims and the patent claims of its licensors and collaborators; the Company's licensors' and collaborators' ability to protect their patent claims; the Company's ability to enter into agreements for product development and commercialization; competing technological and market developments; manufacturing costs associated with its products and product candidates; and the costs of commercializing its products. There can be no assurance that the Company will obtain required regulatory approvals, or successfully develop, manufacture and market its products or that the Company will achieve profitability.

     EARLY STAGE OF BLSI'S PRODUCTS; NO MARKETING EXPERIENCE

     None of the Company's product candidates, preclinical compounds and technologies have been approved for marketing by FDA or FDA's international equivalent. The evaluation, research and development of any of the Company's product candidates, preclinical compounds or technologies requires further extensive laboratory and clinical testing prior to regulatory approval. There can be no assurance that any of the Company's product development efforts will be successfully completed, that any required regulatory approvals will be obtained, that any such product candidates will be capable of being manufactured in commercial quantities at reasonable cost or that any new products, if introduced, will achieve market acceptance. Also, there can be no assurance that the Company will not cease (i) all efforts to obtain approval of its technologies or (ii) the research and development of any of its current compounds in preclinical development.

     In addition, BLSI has had no experience in marketing pharmaceutical products. In order to achieve commercial success for any product candidates, the Company will be required to either enter into arrangements with third parties with respect to the marketing of the Company's products or develop such marketing experience internally. There can be no assurance that the Company will be able to enter into marketing agreements with others on acceptable terms, if at all, or that it will successfully develop such experience.

     DEPENDENCE UPON HARVARD AND ITS AFFILIATES

     BLSI currently conducts a substantial portion of its research and development through Harvard and its Affiliates pursuant to sponsored research agreements. Virtually all of BLSI's current technologies under development were invented or discovered by researchers working for Harvard and its Affiliates (the "BLSI Technologies"). A substantial portion of the Company's business is thus dependent upon (i) the continuing research and development performed by Harvard and its Affiliates pursuant to sponsored research agreements with BLSI relating to BLSI's technologies, and (ii) the licenses granted to BLSI with respect to the BLSI Technologies by, or the licenses that it is seeking to acquire from, Harvard Medical School, Harvard School of Public Health and The Children's Medical Center Corporation. As a result of such dependence, the success of the Company depends, in large part, upon its maintaining its sponsored research agreements with Harvard and its Affiliates. There can be no assurances that the Company will be successful in this regard or that Harvard and its Affiliates will continue to provide access to their resources.

     There can be no assurance that any research performed by Harvard and its Affiliates and sponsored by the Company will ever result in any proprietary technology which is patentable by Harvard and its Affiliates or that any issued patents will provide the Company with any competitive advantages or will not be successfully challenged by any third parties. Moreover, the Company will not own licenses to all of the Company's technologies. There can be no assurance that the Company will be able to obtain any required licenses or that any patent applications which are the subject of such licenses will result in the issuance of any patents.

     RELIANCE UPON FUTURE COLLABORATIONS; CERTAIN PRIOR RELATIONSHIPS

     The Company expects its strategy for the development, clinical testing, manufacturing and commercializing of its product candidates, preclinical compounds and technologies will include entering into various collaborations with corporate partners, joint venturers, licensors, sub-licensees and others. There can be no assurance that the Company will be able to negotiate any such collaborative arrangements on acceptable terms, if at all, that such arrangements will be successful or that the Company will realize any revenues pursuant to such arrangements. Even if the Company is able to negotiate collaborative arrangements on acceptable terms, there can be no assurance that such collaborations will be completed, will be successful or that disputes will not arise with respect to the ownership rights to any technology which may be developed pursuant to such collaborations.

     In the event that the Company enters into collaborative arrangements, the amount and timing of resources which the other parties to such collaborations devote to these activities will not necessarily be within the control of the Company. There can be no assurance that such parties
     will perform their obligations as expected.   If any of the Company's
     collaborators breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or technology subject to such collaboration agreement may be delayed, and the Company may be required to undertake unforeseen additional responsibilities or to devote unforeseen additional resources to such development or commercialization, or such development or commercialization could be terminated. The termination or cancellation of collaborative arrangements could also adversely affect the Company's financial condition, intellectual property position and operations.

     In addition, the Company expects to rely on third parties to manufacture its product candidates. There can be no assurance that the Company will be able to contract with manufacturers that meet the Company's requirements for quality, quantity and timeliness, or that the Company would be able to find substitute manufacturers, if necessary. Such inability to contract for manufacturing capabilities on acceptable terms may adversely affect the Company's ability to conduct preclinical and clinical testing and may result in delays in obtaining regulatory approvals, which also may adversely affect the Company. In addition, the manufacture by the Company of its products on a commercial scale will require significant start-up expenses and expansion of facilities and personnel, and no assurance can be given that the Company can develop such manufacturing capability or hire and train qualified personnel.

     To the extent that the Company is not able to establish collaborative arrangements, it will face increased capital requirements to undertake research and development activities at its own expense and may encounter significant delays in introducing its products into certain markets or find that the development, manufacture or sale of its products in such markets is adversely affected by the absence of such collaborative arrangements.

     UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

     Even though patent protection will be sought for proprietary technologies either by the Company, its collaborators or the inventors or owners of such technologies which are subject to licenses granted to the Company, the patent application and issuance process can be expected to take several years and may entail considerable expense without any assurance that any patent will issue. The Company's ability to obtain protection for any of its product candidates, preclinical compounds and technologies could be delayed or adversely affected if the United States Patent and Trademark Office (the "USPTO") requires clinical data demonstrating efficacy of potential therapeutic agents. The failure to obtain patent protection on the Company's product candidates, preclinical compounds and unpatented technologies may have a material adverse effect on the Company's competitive position and business prospects. Further, even if patents can be obtained, there can be no assurance that any such patents will provide the Company with any competitive advantage, that others will not independently develop similar technologies or products or duplicate any technology developed by or on behalf of the Company or, if patents are issued, design around the patented aspects of any technology or products developed by or on behalf of the Company, or that any such patent will not be successfully challenged by a third party. It is also possible that patented technologies or products of the Company or its licensors or collaborators may infringe on patents or other rights owned by others, licenses to which may not be available to the Company. The Company may have to alter its products or processes, pay licensing fees or cease certain activities altogether because of patent rights of third parties, thereby causing additional unexpected costs and delays to the Company.

     Patent law relating to the scope of claims in the fields of healthcare and biosciences is still evolving, and the Company's patent rights will be subject to this uncertainty. The Company's patent rights on its products therefore might conflict with the patent rights of others, whether existing now or in the future. For the same reasons, the products of others could infringe the patent rights of the Company. The defense and prosecution of patent claims is both costly and time-consuming, even if the outcome is favorable to the Company. The failure of any existing or future patents owned by or licensed to the Company or its collaborators to provide the Company protection against competitors, including without limitation protection against a claim of patent infringement, could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties, require the Company to alter its products or processes or require the Company to cease selling its products.

     The Company relies on trade secrets and proprietary know-how, which it seeks, and will continue to seek, to protect in part by confidentiality agreements with their collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

     To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the Company's product candidates, preclinical compounds or technologies, disputes may arise as to the proprietary rights to such information which may not be resolved in favor of the Company. The Company's scientific advisors and other consultants are each employed by, and may have consulting agreements with, third parties and any inventions discovered by such individuals are not likely to become property of the Company.

     POTENTIAL NEED FOR ADDITIONAL KEY PERSONNEL

     Should the Company determine to undertake the research and development of any of the product candidates or preclinical compounds, such research and development and the resultant preclinical and clinical testing of its various product candidates and preclinical compounds, the governmental approval process and the marketing of its product candidates may require the addition of key management and scientific personnel, in addition to those limited numbers of persons currently employed by the Company, in areas such as research and development, preclinical testing, clinical investigation, regulatory affairs, financial reporting, manufacturing and, to the extent applicable, marketing and product sales. The failure of the Company to attract, or to gain access to, such personnel could have a material adverse effect on the Company's ability to develop such product candidates, preclinical compounds and technologies. The Company will face intense competition for such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring, retaining or otherwise gaining access to the personnel required for such activities.

     POTENTIAL DIFFICULTY IN OBTAINING FDA AND OTHER GOVERNMENTAL APPROVALS

     The Company's products and its manufacturing and research activities will be subject to varying degrees of regulation by a number of government authorities in the United States and other countries, including FDA pursuant to the Federal Food, Drug and Cosmetic Act. FDA regulates pharmaceutical products, including their manufacture and labeling. Prior to marketing, any product developed by the Company must undergo an extensive regulatory approval process, which includes preclinical and clinical testing of such product to demonstrate its safety and efficacy. This regulatory process can require many years and the expenditure of substantial resources. Data obtained from preclinical and clinical trials are subject to varying interpretations, which can delay, limit or prevent FDA approval. See "Risk Factors -- Development Stage."

     None of the Company's product candidates, preclinical compounds and technologies have been approved for marketing by FDA or FDA's international equivalent. The Company cannot accurately predict all relevant regulatory requirements or issues. Changes in existing laws, regulations, policies or interpretations of prior events could prevent the Company or its licensees, licensors or collaborators from, or could affect the timing of, achieving compliance with regulatory requirements, including obtaining current and future regulatory clearances, where necessary. Federal and state laws, regulations and policies are always subject to change, with possible retroactive effect, and depend heavily on administrative policies and interpretations. There can be no assurance that any changes with respect to Federal and state laws, regulations and policies, and, particularly, with respect to FDA and other such regulatory bodies, will not have a material adverse effect on the Company.

     The process of obtaining FDA clearances can be time-consuming and expensive, and there is no assurance that such clearances will be granted or that the FDA review process will not involve delays that materially and adversely affect the testing, marketing and sale of the Company's products. Similar delays may be encountered in foreign countries. Moreover, regulatory clearances for new products, even if granted, may include significant limitations on the uses for which such products may be marketed. In addition, even if regulatory approval is obtained, any marketed product and its manufacturer are subject to continual review and any discovery of previously unrecognized problems with a product or manufacturer could result in suspension or limitation of approvals. There can be no assurance that any clearances that are required, once obtained, will not be withdrawn or that compliance with other regulatory requirements can be maintained, to the degree that the Company may have already complied.

     LIMITED PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF PRICES, NO DIVIDENDS

     Historically, the Common Stock has experienced low trading volumes. The market price of the Common Stock also has been highly volatile and it may continue to be highly volatile as has been the case with the securities of other public biotechnology companies. Factors such as announcements by the Company or its competitors concerning technological innovations, results of clinical trials, new commercial products or procedures, proposed government regulations and developments of disputes relating to patents or proprietary rights may have a significant effect on the market price of the Company securities. The securities markets have experienced volatility that particularly effects prices of equity securities of biotechnology companies and which often is unrelated to the performance of such companies. Thus, changes in the market price of the Common Stock may bear no relation to the Company's actual operations or financial results. The Company does not expect to pay any dividends on its capital stock for the foreseeable future.

     OUTSTANDING OPTIONS AND WARRANTS

     As of July 22, 1996, the Company had granted stock options and warrants to purchase approximately 20.5 million shares of its Common Stock at exercise prices ranging from $.01 - $1.10 per share. Many of these previously granted options and warrants were issued at exercise prices below the exercise price of the Warrants. To the extent that such previously issued outstanding stock options and warrants are exercised, dilution to the percentage interest of the Company's stockholders will occur. Moreover, the terms upon which the Company would be able to obtain additional equity capital may be affected adversely since the holders of such outstanding options and warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options and warrants.

     TECHNOLOGICAL CHANGE AND COMPETITION

     The Company operates in rapidly evolving fields. Competition from larger, more experienced and better capitalized companies will be intense. There can be no assurance that developments by others will not render the Company's product candidates, preclinical compounds or technologies obsolete or noncompetitive or that the Company will be able to keep pace with any new technological developments. In addition, if the Company commences sales of products, manufacturing efficiency and marketing capabilities are likely to be significant competitive factors. The Company has no sales force or marketing experience. In addition, many of the Company's competitors and potential competitors have substantially greater capital resources, manufacturing experience, research and development staffs and production facilities than the Company. Many of these competitors also may have significantly greater experience than the Company in undertaking preclinical and clinical testing of new pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care.

     A substantial number of patents have been applied for by and issued to other pharmaceutical and biotechnology companies, and other companies may have filed applications for patents, may have been issued patents or may have obtained additional patents and proprietary rights relating to products or processes competitive with those of the Company. Patent applications in the United States are maintained in secrecy until patents based thereon issue, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any of its licensors or collaborators were the first creator of inventions covered by pending patent applications or that it or any of such licensors or collaborators were the first to file patent applications for such inventions. Consequently, there can be no assurance that existing patents of the Company or any patents that may be issued to the Company or its licensors or collaborators in the future will provide protection against competitive products or otherwise be commercially valuable.

     UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT

     The Company's business may be materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. Over the last two years, a number of bills proposing comprehensive health care reform have been introduced in Congress. In general, such proposals are designed to reform the health care system to, among other things, (i) control or reduce public and private spending on health care, (ii) provide for uniform health insurance benefits packages and administrative efficiency in the health care system, and (iii) provide universal access to health care within the next several years. Some of the proposals introduced in Congress call for a pricing regulatory oversight board (sometimes referred to as the Breakthrough Drug Pricing Committee) which may have input and/or place caps or limitations on pharmaceutical prices, and potential mandatory or voluntary pharmaceutical product rebate policies. Such proposals, if adopted, could decrease the price that the Company receives for any products it may sell in the future. There can be no assurance that such initiatives or proposals, if adopted, will not have an adverse effect upon the Company. In addition, there have been a number of federal and state proposals to subject the pricing of health care products and services to government control. It is uncertain what legislative proposals will be adopted, if any, or what actions federal, state or private payors for health care goods and services may take in response to any health care reforms and no assurance can be given that any such reforms will not have a material adverse effect on the Company. To the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of other pharmaceutical companies that are prospective collaborators for certain of the Company's product candidates, the Company's ability to commercialize its product candidates may be adversely affected.

     The Company's ability to commercialize pharmaceutical products may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and others.
     Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that adequate third-party insurance coverage will be available to patients to allow the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing its product candidates. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's products, the market acceptance of these products will be adversely affected. In addition, many health maintenance organizations and other managed care companies are seeking to negotiate substantial volume discounts for the sale of pharmaceutical products to their members thereby reducing profit margins for manufacturers, and competitive pressures are inducing many manufacturers to accept such discount arrangements.

     STATUS OF LITIGATION

     Greenwich was served with five complaints during 1992, which complaints were subsequently consolidated and granted class action status, alleging violations of the Federal securities laws and common law. On April 12, 1995, the Court entered a Final Judgment and Order of Dismissal pursuant to Rule 23(e) of the Federal Rules of Civil Procedure approving the Class Action Settlement and on April 25, 1995 the Court of Chancery of the State of Delaware for New Castle County entered an Order and Final Judgment pursuant to Rule 23.1 of the Rules of the Court of Chancery approving the Derivative Action Settlement. During the 30-day period following such court orders, appeals of the settlements are permitted. No appeals were accepted and the orders approving the Class Action Settlement and the Derivative Action Settlement are final.

     POTENTIAL PRODUCT LIABILITY CLAIMS

     The use of the Company's product candidates in clinical trials and the sale of any resulting products may expose the Company to liability claims resulting from the use of such candidates or products. These claims might be made directly by consumers or by pharmaceutical companies or other sellers of such products. While the Company currently has product liability insurance, there can be no assurance that such insurance will be sufficient to satisfy any liabilities that may arise for the Company. Moreover, such coverage is becoming increasingly expensive and difficult to obtain. The existing coverage will not be adequate as the Company's product development activities progress. There can be no assurance that adequate insurance coverage will be available to the Company in the future at an acceptable cost, if at all. An inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products by the Company. In addition, there can be no assurance that any product liability claims will not materially and adversely affect the business or financial condition of the Company.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Securities will be received by the Selling Stockholders. The Company will not receive any proceeds from the sale of the Securities by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     The table below sets forth certain information regarding ownership of the Company's Common Stock and Warrants by the Selling Stockholders on July 22, 1996 and the number of Securities to be sold by them under this Prospectus. The Securities include 23,991.01 shares of Common Stock which were issued or are issuable upon the conversion of outstanding Preferred Stock owned by certain of the Selling Stockholders and 1,147,044 shares of Common Stock which were issued or are issuable upon the exercise of Warrants owned by the Selling Stockholders, which Preferred Stock and Warrants were acquired by certain of the Selling Stockholders in one or more private placements by the Company.

     In recognition of the fact that investors may wish to be legally permitted to sell their Securities when they deem appropriate, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Securities from time to time on the Nasdaq SmallCap Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Securities are no longer required to be registered for the sale thereof by the Selling Stockholders.

                                                                      Securities Owned Prior
                                                                         to Offering (1)(2)
                             ------------------------------------------------------------------------------------
                                                                                    Shares of
                                                 Shares of                            Common
                               Shares of          Common                              Stock            Warrants
Name of Selling                 Common             Stock           Number of        Underlying         Offered
 Shareholder                     Stock         Offered Hereby      Warrants          Warrants           Hereby
- ---------------                ---------       --------------      ---------        ----------         --------

Los Angeles City                2,000,000         2,000,000                  0                0                 0
Employees' Retirement
 System
Lindsay A. Rosenwald            3,125,546         1,173,474          2,256,161        2,256,161           167,278
Fiduciary Trust Co. Int'l       1,075,000         1,075,000                  0                0                 0
Michael Jesselson                 750,000           750,000                  0                0                 0
Fiduciary Trust Global            675,000           675,000                  0                0                 0
 Fund
Peter M. Kash                     605,830           544,300            401,156          401,156            77,590
Allen Stahler                     484,479           484,479             69,062           69,062            69,062
Nathan Low                        200,763           200,763            272,549          272,549                 0
John Gallager                     178,022           178,022            219,780          219,780                 0
Richard Stone                     294,505           294,505             54,945           54,945                 0
Wayne L. Rubin                    289,263           289,263             78,077           78,077            41,234
Michael S. Weiss                  280,603           280,603            232,397          232,397            40,000
Martin Kratchman                  229,661           229,661            103,338          103,338            32,738
Strome Susskind                   186,421           186,421             26,859           26,859            26,859
Pharos Fund Ltd                   200,000           200,000                  0                0                 0

                                         Securities Owned After Offering (3)
                             ----------------------------------------------------------
                               Number of      Percent of
Name of Selling                Shares of        Common        Number of      Percent of
 Shareholder                  Common Stock      Stock          Warrants       Warrants
- ---------------              -------------    ----------      ---------      ----------

Los Angeles City                        0           *                   0          *
Employees' Retirement
 System
Lindsay A. Rosenwald            1,952,072          1.8%         2,088,883        22.2%
Fiduciary Trust Co. Int'l               0           *                   0          *
Michael Jesselson                       0           *                   0          *
Fiduciary Trust Global                  0           *                   0          *
 Fund
Peter M. Kash                      61,530           *             323,566         2.1%
Allen Stahler                           0           *                   0          *
Nathan Low                              0           *                   0          *
John Gallager                           0           *                   0          *
Richard Stone                           0           *                   0          *
Wayne L. Rubin                          0           *              36,843          *
Michael S. Weiss                        0           *             192,397         1.8%
Martin Kratchman                        0           *              70,600          *
Strome Susskind                         0           *                   0          *
Pharos Fund Ltd                         0           *                   0          *

                                                         Securities Owned Prior
                                                           to Offering (1)(2)
                        ----------------------------------------------------------------------------------

                                                                             Shares of
Name of Selling                              Shares of                      Common Stock
 Shareholder             Shares of          Common Stock      Number of      Underlying       Warrants
                        Common Stock       Offered Hereby      Warrants       Warrants     Offered Hereby
- ---------------         --------------     --------------    -----------    ------------   --------------

Kenmar Gems                   174,500        174,500             24,875          24,875            24,875
Scott Katzmann                450,372        154,901            379,915         379,915            22,081
Mark Abeshouse                146,255        146,255             37,792          37,792            20,848
Timothy McInerney             217,974        132,190            186,305         186,305            18,843
Joseph Edelman                101,480        101,480             14,466          14,466            14,466
Bernard Gross                  68,572         68,572              9,775           9,775             9,775
Jeffrey Levine                 68,397         68,397              9,750           9,750             9,750
Karl Ruggeberg                 54,016         54,016              7,700           7,700             7,700
Erinch Ozada                   50,000         50,000                  0               0                 0
Preston Tsao                   37,088         37,088                  0               0                 0
Joseph Rudick                  38,563         24,552             19,805          19,805             3,500
GKN Securities                 23,675         23,675              3,375           3,375             3,375
Joseph Merback                 21,045         21,045              3,000           3,000             3,000
T.R. Ulie & Associates         13,153         13,153              1,875           1,875             1,875
Stephen McDermott              10,961         10,961              1,562           1,562             1,562
Alan Swerdloff                 12,363         12,363                  0               0                 0
Ian K. Sugarman                 9,645          9,645              3,375           3,375             1,375
Lauren S. Youner                8,660          8,660              4,234           4,234             1,234
Blair, Foster                   5,261          5,261                750             750               750
HARE & Co.                      921(3)         921(3)               0(3)            0(3)              0(3)
- -------------------------

                                         Securities Owned
                                         After Offering(3)
                       ---------------------------------------------------

                       Number of
Name of Selling        Shares of    Percent of
 Shareholder            Common        Common        Number of   Percent of
                        Stock         Stock         Warrants    Warrants
- ---------------        ----------     ----------    ---------   ----------

Kenmar Gems                     0              *            0            *
Scott Katzmann            295,471              *      357,834         3.8%
Mark Abeshouse                  0              *       16,944            *
Timothy McInerney          85,784              *      167,462         1.8%
Joseph Edelman                  0              *            0            *
Bernard Gross                   0              *            0            *
Jeffrey Levine                  0              *            0            *
Karl Ruggeberg                  0              *            0            *
Erinch Ozada                    0              *            0            *
Preston Tsao                    0              *            0            *
Joseph Rudick              14,011              *       16,305            *
GKN Securities                  0              *            0            *
Joseph Merback                  0              *            0            *
T.R. Ulie & Associates          0              *            0            *
Stephen McDermott               0              *            0            *
Alan Swerdloff                  0              *            0            *
Ian K. Sugarman                 0              *        2,000            *
Lauren S. Youner                0              *        3,000            *
Blair, Foster                   0              *            0            *
HARE & Co.                      0              *            0            *
- ------------------------

*    Less than one percent.

(1) Assumes the conversion of all outstanding Preferred Stock and the exercise of all outstanding Warrants owned by the Selling Stockholders.

(2) Based on shares of Common Stock outstanding as of July 22, 1996 and includes 23,991.01 shares of Common Stock which were issued or are issuable upon the conversion of outstanding Preferred Stock owned by certain of the Selling Stockholders and 1,147,044 shares of Common Stock which were issued or are issuable upon the exercise of outstanding Warrants owned by certain of the Selling Stockholders.

(3) Assumes the sale of all of the securities registered pursuant to the Company's Registration Statement on Form S-3 filed with the Commission on May 10, 1996 (Registration No. 333-2730).

                              PLAN OF DISTRIBUTION

     The Securities offered hereby by the Selling Stockholders may be sold from time to time by any such Selling Stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq SmallCap Market), or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Securities may be sold by one or more of the following methods, including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Stockholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act might be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company being notified by any Selling Shareholder that a material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold,
     (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), which applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     The Company is bearing all costs relating to the registration of Securities (other than fees and expenses, if any, of counsel or other advisers to the Selling Stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Securities will be borne by the Selling Stockholders selling such Securities.

     The Company has agreed to indemnify the Selling Stockholders in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder has agreed to indemnify the Company, its directors and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

     Common Stock

     The description of the Company's Common Stock is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description, and is incorporated herein by reference.

     Warrants

           Exercise Price and Terms

     Each Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $.6708. Warrants have been issued subject to adjustment in accordance with the adjustment provisions referred to below. The Warrants may be exercised upon surrender of the Warrant certificate on or prior to February 28, 2006 (or, if redeemed prior thereto, the date immediately preceding the redemption date) at the offices of Continental Stock Transfer & Trust Company (the "Warrant Agent"), with the subscription form on the reverse side of the Warrant certificate completed as indicated, accompanied by payment of the full exercise price (by cashier's or certified check payable to the order of the Warrant Agent, or by wire transfer) for the number of Warrants being exercised. No fractional shares will be issued upon exercise of the Warrants, and the Company will pay cash in lieu of fractional shares. After February 28, 2006, Warrants will become void and of no value.

           Adjustments

     The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustments upon the occurrence of certain events, such as stock dividends or stock splits of the Common Stock. Additionally, an adjustment would be made in the case of the reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company, in order to enable Warrant holders to acquire the kind and number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than dividends in the form of stock), if any, paid on the Common Stock.

           Redemption

     The Warrants are subject to redemption by the Company at $.10 per share for each share subject to each Warrant on 60 days prior written notice provided that the closing bid quotation for the Common Stock as reported on the Nasdaq SmallCap Market, or on such exchange on which the Common Stock is then traded, exceeds 200% of the exercise price per share for 20 consecutive trading days ending three days prior to the date of redemption. The Warrants are not redeemable on or prior to February 28, 2006.

           Warrant Holder Not a Stockholder

     The Warrants do not confer upon holders thereof any voting or other rights of a stockholder of the Company. The shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms thereof will be fully paid and nonassessable.

           Transfer and Warrant Agent

     The Transfer and Warrant Agent for the Common Stock and the Warrants is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                                 LEGAL OPINION

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.


                                    EXPERTS

     The Consolidated Financial Statements of Greenwich and its subsidiary, Greenwich Pharmaceuticals International Incorporated, as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which contains an explanatory paragraph relating to Greenwich's ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements incorporated herein. Arthur Andersen LLP did not audit the financial statements of Greenwich for the period from inception to December 31, 1988. Such statements are included in from inception to December 31, 1994 totals. The statements of operations, stockholders' equity and cash flows of Greenwich for the period from inception (February 1969) to December 31, 1988 (not presented or incorporated by reference separately herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Such report includes an explanatory paragraph that states that the ultimate success of Greenwich's development program is dependent upon future events, the outcome of which is currently undeterminable, and is also dependent upon obtaining additional financing adequate to fulfill its development activities and achieving a level of revenues adequate to support Greenwich's cost structure.

     The consolidated financial statements of the Company as of December 31, 1995 and 1994, for the three years ended December 31, 1995, and for the period from inception (October 16, 1992) through December 31, 1995, incorporated by reference in this Prospectus from the Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1995, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

     No dealer, salesperson or any other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of these securities in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.



                      TABLE OF CONTENTS
                      -----------------

                                                     PAGE
                                                     ----
Available Information
Incorporation of Certain
 Documents by Reference
The Company
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Description of Securities
 to be Registered
Legal Opinion
Experts

               ______________________




===============================================================================



===============================================================================



                           10,826,170 Shares



                       BOSTON LIFE SCIENCES, INC.








                              Common Stock

                                Warrants




                            ----------------

                               PROSPECTUS

                            ----------------












                             July   , 1996


===============================================================================

                                  PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Company.

Securities and Exchange Commission filing fee.............  $ 3,733.19
Printing expenses.........................................   10,000.00
Legal fees and expenses...................................   13,000.00
Miscellaneous.............................................        -0-
     Total................................................  $16,733.19



All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.


Item 15.  Indemnification of Directors and Officers

     The Delaware General Corporation Law authorizes the Company to grant indemnities to directors and officers in terms sufficiently broad to permit indemnification of such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. In addition, the Company has obtained Directors' and Officers' Liability Insurance, which insures its officers and directors against certain liabilities such persons may incur in their capacities as officers or directors of the Company.

     Article 6 of the Company's Amended and Restated Certificate of Incorporation provides as follows:

          SIXTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
          (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Item 16.  Exhibits

   The following is a list of exhibits filed as part of this Registration Statement.

Exhibit
Number     Description
- ------     -----------

4.1 Specimen copy of stock certificate for shares of Common Stock of the Registrant (filed as an exhibit to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration Number 33-25955).

4.2 Form of Warrant Certificate for Purchase of Common Stock (filed as an exhibit to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission, Registration Number 333-2730).

*5 Opinion of Ballard Spahr Andrews & Ingersoll regarding legality of the Company's Common Stock being registered.

*23.1 Consent of Ballard Spahr Andrews & Ingersoll (included in its opinion filed as Exhibit 5 hereto).

*23.2      Consent of Price Waterhouse LLP.

*23.3      Consent of Deloitte & Touche LLP.

*23.4      Consent of Arthur Andersen LLP.

*24 Powers of Attorney (included on signature pages to this Registration Statement).

- ------------------------
* filed herewith


Item 17.  Undertakings

        The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by (S) 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Act or (S) 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on July 26, 1996.

                                        BOSTON LIFE SCIENCES, INC.

                                        By:  /s/ S. David Hillson
                                            ---------------------------------
                                                 S. David Hillson
                                                 President and Chief Executive
                                                 Officer

          We, the undersigned directors and officers of Boston Life Sciences, Inc., do hereby constitute and appoint each of S. David Hillson and Marc E. Lanser, M.D., each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable Boston Life Sciences, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

            Signature                  Title                           Date
            ---------                  -----                           ----


/s/ S. David Hillson            President and Chief Executive      July 26, 1996
- ----------------------------    Officer and Director (Principal
S. David Hillson                Executive Officer)


/s/ Colin B. Bier               Director                           July 26, 1996
- ----------------------------
Colin B. Bier, Ph.D.

/s/ Edson D. de Castro          Director and Chairman              July 26, 1996
- ----------------------------
Edson D. de Castro

/s/ Steve H. Kanzer             Director and Secretary             July 26, 1996
- ----------------------------
Steve H. Kanzer, Esq.

/s/ Marc E. Lanser              Director, Executive Vice President July 26, 1996
- ----------------------------    and Chief Scientific Officer
Marc E. Lanser, M.D.

/s/ Ira W. Lieberman            Director                           July 26, 1996
- ----------------------------
Ira W. Lieberman, Ph.D.

/s/ E. Christopher Palmer       Director                           July 26, 1996
- ----------------------------
E. Christopher Palmer, CPA

                                 EXHIBIT INDEX
                                 -------------



Exhibit
Sequential                                                           Sequential
Number                            Description                        Page Number
- ----------  -------------------------------------------------------  -----------
 4.1        Specimen copy of stock certificate for shares of Stock             -
            of the Registrant (filed as an exhibit to the
            Company's Registration Statement on Form S-3 filed
            with the Securities and Exchange Commission,
            Registration Number 33-25955).
 4.2        Form of Warrant Certificate for Purchase of Common                 -
            Stock (filed as an exhibit to the Registrant's
            Registration Statement on Form  S-3 filed with the
            Securities and Exchange Commission, Registration
            Number 333-2730).
   5        Opinion of Ballard Spahr Andrews & Ingersoll regarding
            legality of the Company's Common Stock being
            registered.
23.1        Consent of Ballard Spahr Andrews & Ingersoll (included
            in its opinion filed as Exhibit 5 hereto).
23.2        Consent of Price Waterhouse LLP.
23.3        Consent of Deloitte & Touche LLP.
23.4        Consent of Arthur Andersen LLP.